Exhibit 99.1

Rimage Appoints Vern Hanzlik as General Manager of Qumu

Seasoned Enterprise Software Executive Brings Transformation and Growth Experience

Minneapolis, MN – November 20, 2012 – Rimage Corporation (NASDAQ: RIMG), today announced Vern Hanzlik has been named Senior Vice President of Rimage and General Manager of Qumu, its enterprise video software business. Mr. Hanzlik will join the Company on November 26, 2012, replacing Ray Hood. Ray Hood has been named President and Chief Executive Officer of Allegro Development, an energy trading and risk management software company. In addition Mr. Hood will continue to serve on Allegro's Board. His final day at Qumu will be November 30.

Mr. Hanzlik has spent the last 20 years building and growing enterprise software and service companies. Most recently, he served as the President, EMEA and member of the Board of TEAM Informatics, a global enterprise solutions and technology company. He co-founded Intranet Solutions (renamed Stellent) in the mid-1990’s, serving in a variety of leadership roles, including product development, sales and marketing, and President and CEO. Stellent was acquired by Oracle in 2006 for $440 million and became the basis of Oracle’s E2.0 Fusion Middleware offering. Following the sale of Stellent, Mr. Hanzlik served in operational roles and as an advisor to several entrepreneurial software development companies. He joined one of these companies, Sajan Software, a cloud-based provider of global language services and translation management software, as President and a Board member, where he worked until 2010, when he joined TEAM.

“Vern is a very solid addition to our management team,” said Sherman Black, President and CEO of Rimage. “His enterprise content management expertise brings an added and valuable perspective to our product vision. With his experience in growing several software companies and establishing them as leaders in their markets, Vern will be able to step in immediately to continue the momentum that Qumu has demonstrated in the last two quarters. I would also like to thank Ray Hood for his many contributions to Qumu. He will be working closely with Vern to ensure a smooth transition. “

Mr. Hanzlik said, “Qumu has many of the elements required for success, including leading software technology, a blue chip customer base, and an expanding market presence. I believe there is significant potential for growth and I look forward to helping the company continue its progress.”

The Company also announced that it will grant an inducement award to Vern Hanzlik in connection with his appointment as Senior Vice President of Rimage and General Manager of Qumu. Mr. Hanzlik will receive an "inducement award" as defined by NASDAQ Marketplace Rules, consisting of a nonqualified stock option to purchase 100,000 shares of Rimage’s common stock. The option will be granted on November 26, 2012 and will have an exercise price equal to the fair market value of Rimage’s common stock on the date of the grant. The shares will vest in four equal installments on each of the first four anniversaries of the date of grant and will have a term of seven years. The inducement award will be granted outside of the terms of the existing Rimage equity incentive plans, was approved by the Compensation Committee of Rimage’s Board of Directors, and was granted pursuant to NASDAQ Listing Rule 5635(c)(4).

About Rimage Corporation

Founded in 1978, Rimage Corporation (NASDAQ: RIMG) helps businesses deliver digital content directly and securely to their customers, employees, and partners.  Rimage’s Qumu business is well established in the rapidly growing enterprise video communications market. Rimage’s Signal online publishing platform automatically pushes secure mobile content to nearly any mobile device or computer. Qumu and Signal, in combination with Rimage’s CD, DVD and Blu-ray-Disc™ publishing solutions, enable businesses to securely deliver their videos, documents, audio files and images in today’s multi-platform, multi-device world. Rimage supplies thousands of customers in North America, Europe and Asia with industry-leading solutions that increase engagement, collaboration and control. Additional information can be found at www.rimagecorp.com.

Blu-ray Disc™ is a trademark of the Blu-ray Disc Association.

Investor Contacts:

James Stewart, CFO

Rimage Corporation

952/944-8144

Jenifer Kirtland

EVC Group

415/568-9349